Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Annual Earnings of $531 million or $8.02 Per Share and
Quarterly Earnings of $83 million or $1.26 Per Share in the Fourth Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, "I am exceptionally proud of the BOKF team and our results this year - the second highest earnings we have ever achieved. Our focus at BOKF has always been on providing long-term shareholder value driven by our diverse business model and talented team, both of which empower us to perform well during any economic environment. This was once again proven when the industry faced stress in the first half the year and our company was well prepared. Our disciplined risk management, which extends beyond the credit risk management that has long been a strength, resulted in strong levels of capital and liquidity at a critical time. We took advantage of this position to thoughtfully grow when others were pulling back. We have made real investments in growing our core C&I loans, while also investing in people and new markets like central Texas. While the fourth quarter was exceptionally noisy with numerous non-recurring items, our core results were very strong serving as a great starting point for 2024."

Fourth Quarter 2023 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $82.6 million or $1.26 per diluted share for the fourth quarter of 2023 compared to $134.5 million or $2.04 per diluted share for the third quarter of 2023. The fourth quarter included a 52 cent per share reduction as a result of the FDIC special assessment.
•Net interest revenue totaled $296.7 million, a decrease of $4.2 million compared to the prior quarter. Net interest margin was 2.64 percent compared to 2.69 percent, primarily due to deposit repricing activity and liability mix-shift. For the fourth quarter of 2023, our core net interest margin excluding trading activities, a non-GAAP measure, was 3.03 percent compared to 3.14 percent in the prior quarter.
•Fees and commissions revenue was $196.8 million, largely consistent with the prior quarter. Lower brokerage and trading revenue and other revenue was offset by increased transaction card revenue.
•Operating expense increased $59.8 million to $384.1 million. Personnel expense grew $12.2 million with higher regular compensation, incentive compensation, including deferred compensation plans, and employee benefits expense. Non-personnel expense increased $47.5 million including the FDIC special assessment of $43.8 million. Increased professional fees and services, business promotion, and charitable expenses were partially offset by lower occupancy and equipment costs.
•Other gains and losses, net increased $39.0 million to $40.5 million. This quarter included a $31.0 million pre-tax gain, before related professional fees, on the sale of our insurance brokerage and consulting business, BOKF Insurance. The value of our deferred compensation investments also increased $5.9 million versus a decline of $427 thousand in the prior quarter.
•Losses on available for sale securities totaled $27.6 million in the fourth quarter. The gain on sale received from the disposition of BOKF Insurance was used to reposition a small portion of our available for sale securities portfolio.
•The effective tax rate was 26.0 percent for the fourth quarter of 2023, an increase from 19.8 percent for the prior quarter. The fourth quarter of 2023 included an acceleration of $3.1 million of tax expense as a result of exiting three low income housing tax credit investments. The third quarter of 2023 included a reduction in tax expense resulting from decreases in uncertain tax positions.
•Period-end loans grew by $181 million to $23.9 billion at December 31, 2023, mostly driven by growth in commercial loans and commercial real estate loans secured by multifamily properties. Average outstanding loan balances were $23.7 billion, a $291 million increase.

•The provision for credit losses of $6.0 million in the fourth quarter of 2023 reflects a stable economic forecast and continued loan growth. Net charge-offs were $4.1 million or 0.07 percent of average loans on an annualized basis in the fourth quarter. The resulting combined allowance for credit losses totaled $326 million or 1.36 percent of outstanding loans at December 31, 2023 compared to $325 million or 1.37 percent of outstanding loans at September 30, 2023.
•Period-end deposits increased $367 million to $34.0 billion while average deposits increased $388 million to $33.7 billion. Average interest-bearing deposits increased $1.2 billion while average demand deposits declined by $779 million. The loan to deposit ratio was 70 percent at December 31, 2023, consistent with September 30, 2023.
•The company's tangible common equity ratio, a non-GAAP measure, was 8.29 percent at December 31, 2023 and 7.74 percent at September 30, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 8.02 percent.
•The company's common equity Tier 1 capital ratio was 12.06 percent at December 31, 2023. In addition, the company's Tier 1 capital ratio was 12.07 percent, total capital ratio was 13.16 percent, and leverage ratio was 9.45 percent at December 31, 2023. At September 30, 2023, the company's common equity Tier 1 capital ratio was 12.06 percent, Tier 1 capital ratio was 12.07 percent, total capital ratio was 13.16 percent, and leverage ratio was 9.52 percent.
•The company repurchased 700,237 shares of common stock at an average price paid of $70.99 a share in the fourth quarter of 2023.

Fourth Quarter 2023 Segment Highlights
•Commercial Banking contributed $159.0 million to net income in the fourth quarter of 2023, an increase of $1.1 million over the prior quarter. Combined net interest revenue and fee revenue was consistent with the third quarter of 2023. A decrease in net interest revenue resulting from a shift in deposit balances from demand to interest-bearing transaction accounts was largely offset by a $2.5 million increase in transaction card revenue driven by fourth quarter activity. Net loans charged-off decreased $1.9 million to $3.0 million in the fourth quarter of 2023. Personnel expense increased $3.0 million led by higher cash-based incentive compensation and regular compensation. Non-personnel expense decreased $4.3 million driven by the retirement of certain ATMs in the prior quarter. Average loans increased $283 million or 1 percent to $19.9 billion. Average deposits increased $374 million or 2 percent to $15.5 billion.
•Consumer Banking contributed $53.7 million to net income in the fourth quarter of 2023, a decrease of $4.3 million compared to the prior quarter. The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $5.2 million compared to $1.3 million for the third quarter of 2023. Combined net interest revenue and fee revenue increased $1.1 million, largely due to an increase in the funds credit on deposit balances. Net loans charged-off were $1.4 million in the fourth quarter of 2023 compared to recoveries of $73 thousand in the third quarter of 2023. Operating expense totaled $55.1 million, consistent with the prior quarter. Average loans increased $65 million or 4 percent to $1.9 billion. Average deposits were mostly unchanged from the previous quarter.

•Wealth Management contributed $62.7 million to net income in the fourth quarter of 2023, an increase of $19.7 million compared to the third quarter of 2023. This quarter included a pre-tax gain of $31.0 million, before related professional fees, on the sale of our insurance brokerage and consulting business, BOKF Insurance. Combined net interest and fee revenue increased $1.5 million. Total revenue from institutional trading activities increased $4.1 million due to favorable market opportunities, largely related to our municipal bond trading activity. Investment banking revenue decreased $3.3 million following a record quarter from our Public and Corporate Finance group. Personnel expense increased $2.4 million due to increased cash-based incentive compensation, driven by growth in trading activities and transaction related employee costs on the BOKF Insurance sale. Non-personnel expense increased $4.5 million with $2.5 million in professional fees directly related to the sale of BOKF Insurance and the remainder primarily resulting from settlement of certain disputed matters. Average loans decreased $65 million or 3 percent to $2.2 billion. Average deposits increased $199 million or 3 percent to $8.1 billion. Assets under management or administration were $104.7 billion, an increase of $5.7 billion.

Annual 2023 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior year)
•Net income was $530.7 million or $8.02 per diluted share for the year ended December 31, 2023 compared to $520.3 million or $7.68 per diluted share for the year ended December 31, 2022.
•Net interest revenue totaled $1.3 billion, an increase of $60.8 million compared to the prior year. Net interest margin was 2.93 percent compared to 2.98 percent, primarily due to competitive deposit pricing and liability mix-shift.
•Fees and commissions revenue increased $123.9 million to $781.1 million. Brokerage and trading revenue increased $99.6 million. Trading revenue in the prior year was negatively affected by disruption in the fixed income markets in the first quarter of 2022. Fiduciary and asset management revenue grew $11.0 million along with increased Cavanal Hill fund fees, mutual fund fees, and trust business line fees.
•Operating expense increased $168.4 million to $1.3 billion. Personnel expense grew $95.7 million, reflecting a combination of annual merit increases and salary adjustments, higher sales activity, and business expansion. Non-personnel expense increased $72.7 million including the FDIC special assessment of $43.8 million. Increased data processing and communications, business promotion, ongoing FDIC assessment costs, and occupancy and equipment expenses were partially offset by lower mortgage banking costs.
•Other gains and losses, net increased $56.7 million to $56.8 million. The fourth quarter of 2023 included a pre-tax $31.0 million gain, before related professional fees, on the sale of our insurance brokerage and consulting business, BOKF Insurance. We also recognized a $17.3 million increase in the value of deferred compensation investments, which are held to offset the cost of various employee benefit programs.
•Losses on available for sale securities totaled $30.6 million for the year ended December 31, 2023. We strategically repositioned a small portion of our portfolio throughout the year, mostly in the fourth quarter.
•Period-end loans grew by $1.3 billion to $23.9 billion at December 31, 2023, mostly driven by growth in commercial loans and commercial real estate loans secured by multifamily properties. Average outstanding loan balances were $23.1 billion, a $1.8 billion or 9 percent increase.
•The provision for credit losses was $46.0 million in 2023, primarily due to loan growth and changes in our economic forecast during the year, including a more challenging commercial real estate environment. Net charge-offs were $18.1 million or 0.08 percent of average loans on an annualized basis in 2023. The resulting combined allowance for credit losses totaled $326 million or 1.36 percent of outstanding loans at December 31, 2023 compared to $297 million or 1.31 percent of outstanding loans at December 31, 2022.
•Period-end deposits decreased $461 million to $34.0 billion while average deposits decreased $4.6 billion to $33.2 billion. Average interest-bearing deposits decreased $487 million while average demand deposits decreased by $4.2 billion. The loan to deposit ratio was 70 percent at December 31, 2023 and was 65 percent at December 31, 2022.

2023 Annual Segment Highlights
•Commercial Banking contributed $664.5 million to net income in 2023, an increase of $202.9 million compared to 2022. Combined net interest revenue and fee revenue increased $288.4 million, primarily due to an increase in the spread on deposits combined with loan growth. Net loans charged-off decreased $3.8 million to $14.0 million in 2023. Personnel expense increased $16.1 million led by higher regular compensation and cash-based incentive compensation. Non-personnel expense increased $7.4 million, driven primarily by ongoing technology projects, retirement of certain ATMs, and increased insurance assessment costs. Corporate expense allocations increased $7.7 million. Average loans increased $1.8 billion or 10 percent to $19.4 billion. Average deposits decreased $3.0 billion or 16 percent to $15.3 billion.
•Consumer Banking contributed $222.7 million to net income in 2023, an increase of $216.8 million compared to the prior year. Combined net interest revenue and fee revenue increased $293.3 million, largely due to an increase in the spread on deposits. Mortgage banking revenue increased $6.7 million, primarily due to growth in mortgage servicing revenue driven by recent purchases of mortgage servicing rights, partially offset by a decline in mortgage production volumes due to a combination of factors including rising mortgage interest rates, industry-wide housing inventory constraints, and overall market conditions. Deposit service charges and fees decreased $3.7 million as non-sufficient funds fees were eliminated and consumer overdraft fees were reduced in the fourth quarter of 2022. Operating expense increased $2.9 million led by higher regular compensation costs. Average loans increased $112 million or 7 percent to $1.8 billion. Average deposits decreased $749 million or 9 percent to $8.0 billion.
•Wealth Management contributed $215.5 million to net income in 2023, an increase of $109.5 million compared to 2022. The current year included a pre-tax gain of $31.0 million, before related professional fees, on the sale of our insurance brokerage and consulting business, BOKF Insurance. Combined net interest and fee revenue increased $155.9 million, primarily driven by an increase in the spread on deposits combined with growth in brokerage and trading revenues and customer hedging revenues. The prior year was negatively affected by the disruption in the fixed income markets. Fiduciary and asset management revenue increased $10.8 million led by higher Cavanal Hill fund fees, mutual fund fees, and trust business line fees. Personnel expense increased $27.9 million due to a combination of higher trading volumes and business expansion. Non-personnel expense increased $12.2 million due to increased professional fees and services from the sale of BOKF Insurance combined with higher data processing and communications expense from ongoing technology projects. Average loans increased $35.4 million or 2 percent to $2.2 billion. Average deposits decreased $752 million or 9 percent to $7.7 billion. Assets under management or administration increased $5.0 billion or 5 percent compared to the prior year.

Net Interest Revenue
Net interest revenue was $296.7 million for the fourth quarter of 2023 compared to $300.9 million for the prior quarter. Net interest margin was 2.64 percent compared to 2.69 percent, primarily driven by deposit price competition and liability mix-shift. For the fourth quarter of 2023, our core net interest margin excluding trading activities, a non-GAAP measure, was 3.03 percent compared to 3.14 percent in the prior quarter.
Average earning assets increased $315 million. Average loan balances increased $291 million, largely due to growth in commercial and commercial real estate loans. Average available for sale securities increased $138 million while average investment securities decreased $67 million. Average interest-bearing deposits increased $1.2 billion. Funds purchased and repurchase agreements declined $222 million while average other borrowings increased $153 million.
The yield on average earning assets was 5.64 percent, up 15 basis points. The loan portfolio yield increased 11 basis points to 7.36 percent while the yield on the available for sale securities portfolio increased 16 basis points to 3.27 percent. The yield on trading securities grew 29 basis points to 5.05 percent.
Funding costs were 3.98 percent, up 17 basis points. The cost of interest-bearing deposits increased 26 basis points to 3.43 percent. The cost of other borrowings was up 7 basis points to 5.55 percent while the cost of funds purchased and repurchase agreements decreased 2 basis points to 4.79 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 98 basis points, a decrease of 3 basis points.

Fees and Commissions Revenue
Fees and commissions revenue totaled $196.8 million for the fourth quarter of 2023, largely unchanged compared to the prior quarter.
Brokerage and trading revenue decreased $1.4 million to $60.9 million. Investment banking revenue decreased $2.4 million to $11.5 million following a record quarter from our Public and Corporate Finance group, which underwrites municipal bonds. Trading revenue grew $1.1 million to $35.5 million, largely related to our municipal bond trading activity. Insurance brokerage fees decreased $890 thousand to $1.8 million in conjunction with the sale of this business in the fourth quarter.
Transaction card revenue increased $2.5 million to $28.8 million as a result of fourth quarter activity. All other fee businesses performed consistently with the prior quarter.

Operating Expense
Total operating expense was $384.1 million for the fourth quarter of 2023, an increase of $59.8 million compared to the third quarter of 2023, primarily driven by the $43.8 million FDIC special assessment.
Personnel expense was $203.0 million, including $5.4 million of deferred compensation expense. Excluding deferred compensation costs, personnel expense increased $6.9 million over the prior quarter. Regular compensation increased $3.2 million, primarily due to compensation related to business expansion and transaction related employee costs on the BOKF Insurance sale. Higher sales activity led to a $4.0 million increase in cash based incentive compensation. Employee benefits expense increased $1.1 million, primarily due to seasonal employee healthcare costs.
Excluding the FDIC special assessment, non-personnel expense was $137.3 million, an increase of $3.8 million. Professional fees and services expense increased $3.1 million with $2.5 million related to the sale of BOKF Insurance. Business promotion expense grew $1.7 million. We also made a $1.5 million charitable donation to the BOKF Foundation as we continue to support the communities we serve. Occupancy and equipment costs decreased $2.2 million driven by the retirement of certain ATMs in the prior quarter.

Loans, Deposits and Capital
Loans
Outstanding loans were $23.9 billion at December 31, 2023, growing $181 million over September 30, 2023, largely due to growth in commercial and commercial real estate loans. Unfunded loan commitments increased $388 million compared to the third quarter of 2023.
Outstanding commercial loan balances, which includes healthcare, services, energy and general business loans, increased $84 million over the prior quarter.
General business loans increased $67 million to $3.6 billion or 15 percent of total loans. General business loans include $2.2 billion of wholesale/retail loans and $1.4 billion of loans from other commercial industries.
Healthcare sector loan balances increased $60 million, totaling $4.1 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $3.4 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
Services sector loan balances increased $9.9 million to $3.6 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Energy loan balances decreased $54 million to $3.4 billion or 14 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 69 percent of committed production loans are secured by properties primarily producing oil. The remaining 31 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.5 billion at December 31, 2023, a $436 million increase compared September 30, 2023.

Commercial real estate loan balances grew by $96 million and represent 22 percent of total loans. Loans secured by multifamily properties increased $138 million to $1.9 billion. Loans secured by industrial facilities increased $43 million to $1.5 billion. This growth was partially offset by a $72 million decrease in loans secured by office facilities and a $15 million decrease in loans secured by retail properties. Unfunded commercial real estate loan commitments were $1.8 billion at December 31, 2023, a decrease of $147 million compared to September 30, 2023. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of Tier 1 Capital.
Loans to individuals were largely unchanged compared to September 30, 2023 and represent 16 percent of total loans. An increase of $58 million in residential mortgage loans was offset by a decrease in personal loans.
Liquidity and Capital
Our funding sources, which primarily include deposits and borrowings from the Federal Home Loan Banks, provide adequate liquidity to meet our needs. The loan to deposit ratio was 70 percent at December 31, 2023, consistent with the prior quarter, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period-end deposits totaled $34.0 billion at December 31, 2023, a $367 million increase. Interest-bearing transaction account balances increased $1.1 billion while time deposits increased $85 million. Demand deposits decreased $778 million.
Average deposits were $33.7 billion at December 31, 2023, a $388 million increase. Average interest-bearing transaction account balances increased $1.0 billion and average time deposits increased $162 million. Average demand deposit account balances decreased $779 million. Average Commercial Banking deposits increased $374 million to $15.5 billion or 46 percent of total deposits. Wealth Management deposits increased $199 million to $8.1 billion or 24 percent of total deposits. Consumer Banking deposits decreased $46 million to $7.9 billion or 23 percent of total deposits.
The company's common equity Tier 1 capital ratio was 12.06 percent at December 31, 2023. In addition, the company's Tier 1 capital ratio was 12.07 percent, total capital ratio was 13.16 percent, and leverage ratio was 9.45 percent at December 31, 2023. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 6 basis points to the company's common equity tier 1 capital ratio at December 31, 2023. At September 30, 2023, the company's common equity Tier 1 capital ratio was 12.06 percent, Tier 1 capital ratio was 12.07 percent, total capital ratio was 13.16 percent, and leverage ratio was 9.52 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 8.29 percent at December 31, 2023 and 7.74 percent at September 30, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 8.02 percent. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 700,237 shares of common stock at an average price paid of $70.99 a share in the fourth quarter of 2023. We pursue share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Nonperforming assets totaled $148 million or 0.62 percent of outstanding loans and repossessed assets at December 31, 2023, compared to $123 million or 0.52 percent at September 30, 2023. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $139 million or 0.58 percent of outstanding loans and repossessed assets at December 31, 2023, compared to $113 million or 0.48 percent at September 30, 2023.
Nonaccruing loans increased $26 million compared to September 30, 2023. New nonaccruing loans identified in the fourth quarter totaled $55 million, offset by $12 million in payments received and $5.0 million of charge-offs. Nonaccruing healthcare loans increased $40 million, partially offset by a $13 million decrease in nonaccruing residential real estate mortgage loans.
Net charge-offs were $4.1 million or 0.07 percent of average loans on an annualized basis in the fourth quarter. Charge-offs for the fourth quarter were primarily composed of a single $2.5 million healthcare loan.
The provision for credit losses of $6.0 million in the fourth quarter of 2023 reflects a stable economic forecast and continued loan growth. The provision for credit losses was $7.0 million in the third quarter of 2023.
At December 31, 2023, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $326 million or 1.36 percent of outstanding loans and 240 percent of nonaccruing loans.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $12.3 billion at December 31, 2023, a $380 million increase over September 30, 2023. At December 31, 2023, the available for sale securities portfolio consisted primarily of $6.8 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.1 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At December 31, 2023, the available for sale securities portfolio had a net unrealized loss of $617 million compared to $1.0 billion at September 30, 2023.
We hold an inventory of trading securities in support of sales to a variety of customers. At December 31, 2023, the trading securities portfolio totaled $5.2 billion compared to $4.7 billion at September 30, 2023.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities increased $456 thousand to $20.7 million at December 31, 2023.

Derivative contracts are carried at fair value. At December 31, 2023, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $593 million compared to $594 million at September 30, 2023. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $587 million at December 31, 2023 and $582 million at September 30, 2023.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $5.2 million during the fourth quarter of 2023, including a $14.4 million decrease in the fair value of mortgage servicing rights, a $9.3 million increase in the fair value of securities and derivative contracts held as an economic hedge and $101 thousand of related net interest expense.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, January 24, 2024 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-844-512-2921 or 1-412-317-6671 and referencing conference ID # 13743529.

About BOK Financial Corporation
BOK Financial Corporation is a $50 billion regional financial services company headquartered in Tulsa, Oklahoma with $105 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., and BOK Financial Private Wealth, Inc. BOKF, NA's holdings include TransFund, and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin, Connecticut and Tennessee. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of December 31, 2023 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2023	Sep. 30, 2023
ASSETS
Cash and due from banks	$947,613	$854,161
Interest-bearing cash and cash equivalents	400,652	520,774
Trading securities	5,193,505	4,748,101
Investment securities, net of allowance	2,244,153	2,298,418
Available for sale securities	12,286,681	11,906,647
Fair value option securities	20,671	20,215
Restricted equity securities	423,099	435,112
Residential mortgage loans held for sale	56,935	72,489
Loans:
Commercial	14,803,769	14,719,839
Commercial real estate	5,337,647	5,241,300
Loans to individuals	3,763,552	3,762,879
Total loans	23,904,968	23,724,018
Allowance for loan losses	(277,123)	(272,114)
Loans, net of allowance	23,627,845	23,451,904
Premises and equipment, net	622,223	616,439
Receivables	317,922	255,164
Goodwill	1,044,749	1,044,749
Intangible assets, net	59,979	65,804
Mortgage servicing rights	293,884	311,382
Real estate and other repossessed assets, net	2,875	3,753
Derivative contracts, net	410,304	546,109
Cash surrender value of bank-owned life insurance	409,548	406,623
Receivable on unsettled securities sales	391,910	28,707
Other assets	1,070,282	1,344,846
TOTAL ASSETS	$49,824,830	$48,931,397

LIABILITIES AND EQUITY
Deposits:
Demand	$9,196,493	$9,974,223
Interest-bearing transaction	20,964,101	19,897,179
Savings	847,085	853,933
Time	3,012,022	2,927,217
Total deposits	34,019,701	33,652,552
Funds purchased and repurchase agreements	1,122,748	2,722,998
Other borrowings	7,701,552	6,201,644
Subordinated debentures	131,150	131,152
Accrued interest, taxes and expense	338,996	244,105
Due on unsettled securities purchases	254,057	235,473
Derivative contracts, net	587,473	403,947
Other liabilities	523,734	522,318
TOTAL LIABILITIES	44,679,411	44,114,189
Shareholders' equity:
Capital, surplus and retained earnings	5,741,542	5,743,004
Accumulated other comprehensive loss	(599,100)	(928,985)
TOTAL SHAREHOLDERS' EQUITY	5,142,442	4,814,019
Non-controlling interests	2,977	3,189
TOTAL EQUITY	5,145,419	4,817,208
TOTAL LIABILITIES AND EQUITY	$49,824,830	$48,931,397

AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
ASSETS
Interest-bearing cash and cash equivalents	$605,839	$598,734	$708,475	$616,596	$568,307
Trading securities	5,448,403	5,444,587	4,274,803	3,031,969	3,086,985
Investment securities, net of allowance	2,264,194	2,331,595	2,408,122	2,473,796	2,535,305
Available for sale securities	12,063,398	11,925,800	12,033,597	11,738,693	10,953,851
Fair value option securities	20,086	41,741	245,469	300,372	92,012
Restricted equity securities	432,780	445,532	351,944	316,724	216,673
Residential mortgage loans held for sale	61,146	77,208	72,959	65,769	98,613
Loans:
Commercial	14,680,001	14,527,676	14,316,474	14,046,237	13,846,339
Commercial real estate	5,293,021	5,172,876	4,896,230	4,757,362	4,488,091
Loans to individuals	3,732,086	3,713,756	3,676,350	3,672,648	3,641,574
Total loans	23,705,108	23,414,308	22,889,054	22,476,247	21,976,004
Allowance for loan losses	(273,717)	(267,205)	(252,890)	(238,909)	(242,450)
Loans, net of allowance	23,431,391	23,147,103	22,636,164	22,237,338	21,733,554
Total earning assets	44,327,237	44,012,300	42,731,533	40,781,257	39,285,300
Cash and due from banks	883,858	799,291	875,280	857,771	865,796
Derivative contracts, net	372,789	412,707	410,793	546,018	1,239,717
Cash surrender value of bank-owned life insurance	407,665	408,295	409,313	408,124	406,826
Receivable on unsettled securities sales	276,856	268,344	163,903	177,312	194,996
Other assets	3,445,265	3,418,615	3,317,285	3,211,986	3,216,983
TOTAL ASSETS	$49,713,670	$49,319,552	$47,908,107	$45,982,468	$45,209,618

LIABILITIES AND EQUITY
Deposits:
Demand	$9,378,886	$10,157,821	$10,998,201	$12,406,408	$14,176,189
Interest-bearing transaction	20,449,370	19,415,599	18,368,592	18,639,900	18,898,315
Savings	845,705	874,530	926,882	958,443	969,275
Time	3,002,252	2,839,947	2,076,037	1,477,720	1,417,606
Total deposits	33,676,213	33,287,897	32,369,712	33,482,471	35,461,385
Funds purchased and repurchase agreements	2,476,973	2,699,027	3,670,994	1,759,237	1,046,447
Other borrowings	7,120,963	6,968,309	5,275,291	4,512,280	2,523,195
Subordinated debentures	131,151	131,151	131,153	131,166	131,180
Derivative contracts, net	524,101	429,989	576,558	428,023	445,105
Due on unsettled securities purchases	363,358	435,927	436,353	316,738	575,957
Other liabilities	483,934	461,686	503,134	511,530	408,029
TOTAL LIABILITIES	44,776,693	44,413,986	42,963,195	41,141,445	40,591,298
Total equity	4,936,977	4,905,566	4,944,912	4,841,023	4,618,320
TOTAL LIABILITIES AND EQUITY	$49,713,670	$49,319,552	$47,908,107	$45,982,468	$45,209,618

STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Interest revenue	$638,324	$451,606	$2,342,464	$1,392,102
Interest expense	341,649	98,980	1,070,284	180,722
Net interest revenue	296,675	352,626	1,272,180	1,211,380
Provision for credit losses	6,000	15,000	46,000	30,000
Net interest revenue after provision for credit losses	290,675	337,626	1,226,180	1,181,380
Other operating revenue:
Brokerage and trading revenue	60,896	63,008	240,610	140,978
Transaction card revenue	28,847	27,136	106,858	104,266
Fiduciary and asset management revenue	51,408	49,899	207,318	196,326
Deposit service charges and fees	27,770	26,429	108,514	110,636
Mortgage banking revenue	12,834	10,065	55,698	49,365
Other revenue	15,035	17,034	62,120	55,642
Total fees and commissions	196,790	193,571	781,118	657,213
Other gains, net	40,452	8,427	56,795	123
Gain (loss) on derivatives, net	8,592	4,548	(9,921)	(73,011)
Gain (loss) on fair value option securities, net	1,031	(2,568)	(4,292)	(20,358)
Change in fair value of mortgage servicing rights	(14,356)	(2,904)	(3,115)	80,261
Loss on available for sale securities, net	(27,626)	(3,988)	(30,636)	(971)
Total other operating revenue	204,883	197,086	789,949	643,257
Other operating expense:
Personnel	203,022	186,419	766,610	670,918
Business promotion	8,629	7,470	31,796	26,435
Charitable contributions to BOKF Foundation	1,542	2,500	2,707	2,500
Professional fees and services	16,288	18,365	55,337	56,342
Net occupancy and equipment	30,355	29,227	121,502	116,867
Insurance	8,495	4,677	30,780	17,994
FDIC special assessment	43,773	—	43,773	—
Data processing and communications	45,584	43,048	181,365	165,907
Printing, postage and supplies	3,844	3,890	15,225	15,857
Amortization of intangible assets	3,543	3,736	13,882	15,692
Mortgage banking costs	8,085	9,016	30,524	35,834
Other expense	10,923	10,108	39,380	40,134
Total other operating expense	384,083	318,456	1,332,881	1,164,480

Net income before taxes	111,475	216,256	683,248	660,157
Federal and state income taxes	28,953	47,864	152,115	139,864

Net income	82,522	168,392	531,133	520,293
Net income (loss) attributable to non-controlling interests	(53)	(37)	387	20
Net income attributable to BOK Financial Corporation shareholders	$82,575	$168,429	$530,746	$520,273

Average shares outstanding:
Basic	64,750,171	66,627,955	65,651,569	67,212,728
Diluted	64,750,171	66,627,955	65,651,569	67,212,735

Net income per share:
Basic	$1.26	$2.51	$8.02	$7.68
Diluted	$1.26	$2.51	$8.02	$7.68

QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022

Interest revenue	$638,324	$617,044	$570,367	$516,729	$451,606
Interest expense	341,649	316,148	248,106	164,381	98,980
Net interest revenue	296,675	300,896	322,261	352,348	352,626
Provision for credit losses	6,000	7,000	17,000	16,000	15,000
Net interest revenue after provision for credit losses	290,675	293,896	305,261	336,348	337,626
Other operating revenue:
Brokerage and trading revenue	60,896	62,312	65,006	52,396	63,008
Transaction card revenue	28,847	26,387	26,003	25,621	27,136
Fiduciary and asset management revenue	51,408	52,256	52,997	50,657	49,899
Deposit service charges and fees	27,770	27,676	27,100	25,968	26,429
Mortgage banking revenue	12,834	13,356	15,141	14,367	10,065
Other revenue	15,035	15,865	14,250	16,970	17,034
Total fees and commissions	196,790	197,852	200,497	185,979	193,571
Other gains, net	40,452	1,474	12,618	2,251	8,427
Gain (loss) on derivatives, net	8,592	(9,010)	(8,159)	(1,344)	4,548
Gain (loss) on fair value option securities, net	1,031	(203)	(2,158)	(2,962)	(2,568)
Change in fair value of mortgage servicing rights	(14,356)	8,039	9,261	(6,059)	(2,904)
Loss on available for sale securities, net	(27,626)	—	(3,010)	—	(3,988)
Total other operating revenue	204,883	198,152	209,049	177,865	197,086
Other operating expense:
Personnel	203,022	190,791	190,652	182,145	186,419
Business promotion	8,629	6,958	7,640	8,569	7,470
Charitable contributions to BOKF Foundation	1,542	23	1,142	—	2,500
Professional fees and services	16,288	13,224	12,777	13,048	18,365
Net occupancy and equipment	30,355	32,583	30,105	28,459	29,227
Insurance	8,495	7,996	6,974	7,315	4,677
FDIC special assessment	43,773	—	—	—	—
Data processing and communications	45,584	45,672	45,307	44,802	43,048
Printing, postage and supplies	3,844	3,760	3,728	3,893	3,890
Amortization of intangible assets	3,543	3,474	3,474	3,391	3,736
Mortgage banking costs	8,085	8,357	8,300	5,782	9,016
Other expense	10,923	11,475	8,574	8,408	10,108
Total other operating expense	384,083	324,313	318,673	305,812	318,456
Net income before taxes	111,475	167,735	195,637	208,401	216,256
Federal and state income taxes	28,953	33,256	44,001	45,905	47,864
Net income	82,522	134,479	151,636	162,496	168,392
Net income (loss) attributable to non-controlling interests	(53)	(16)	328	128	(37)
Net income attributable to BOK Financial Corporation shareholders	$82,575	$134,495	$151,308	$162,368	$168,429

Average shares outstanding:
Basic	64,750,171	65,548,307	65,994,132	66,331,775	66,627,955
Diluted	64,750,171	65,548,307	65,994,132	66,331,775	66,627,955
Net income per share:
Basic	$1.26	$2.04	$2.27	$2.43	$2.51
Diluted	$1.26	$2.04	$2.27	$2.43	$2.51

FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Capital:
Period-end shareholders' equity	$5,142,442	$4,814,019	$4,863,854	$4,874,786	$4,682,649
Risk weighted assets	$38,820,979	$38,791,023	$38,218,164	$37,192,197	$38,142,231
Risk-based capital ratios:
Common equity tier 1	12.06%	12.06%	12.13%	12.19%	11.69%
Tier 1	12.07%	12.07%	12.13%	12.20%	11.71%
Total capital	13.16%	13.16%	13.24%	13.21%	12.67%
Leverage ratio	9.45%	9.52%	9.75%	9.94%	9.91%
Tangible common equity ratio[1]	8.29%	7.74%	7.79%	8.46%	7.63%
Adjusted tangible common equity ratio[1]	8.02%	7.35%	7.49%	8.22%	7.36%

Common stock:
Book value per share	$79.15	$73.31	$73.28	$73.19	$69.93
Tangible book value per share	$62.15	$56.40	$56.50	$56.42	$53.19
Market value per share:
High	$87.52	$92.41	$90.91	$106.47	$110.28
Low	$62.42	$77.61	$74.40	$80.00	$88.46
Cash dividends paid	$35,739	$35,655	$35,879	$36,006	$36,188
Dividend payout ratio	43.28%	26.51%	23.71%	22.18%	21.49%
Shares outstanding, net	64,967,177	65,664,840	66,369,208	66,600,833	66,958,634
Stock buy-back program:
Shares repurchased	700,237	700,500	266,000	447,071	314,406
Amount	$49,710	$58,961	$22,366	$44,100	$32,429
Average price paid per share[2]	$70.99	$84.17	$84.08	$98.64	$103.14

Performance ratios (quarter annualized):
Return on average assets	0.66%	1.08%	1.27%	1.43%	1.48%
Return on average equity	6.64%	10.88%	12.28%	13.61%	14.48%
Return on average tangible common equity[1]	8.56%	14.08%	15.86%	17.71%	19.14%
Net interest margin	2.64%	2.69%	3.00%	3.45%	3.54%
Efficiency ratio[1,3]	71.62%	64.01%	58.75%	56.79%	56.61%

Other data:
Tax equivalent interest	$2,112	$2,214	$2,200	$2,285	$2,287
Net unrealized loss on available for sale securities	$(616,624)	$(1,034,520)	$(898,906)	$(741,508)	$(865,553)

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Mortgage banking:
Mortgage production revenue	$(2,535)	$(1,887)	$(284)	$(633)	$(3,983)

Mortgage loans funded for sale	$139,255	$173,727	$214,785	$138,624	$141,090
Add: Current period-end outstanding commitments	34,783	49,284	55,031	71,693	45,492
Less: Prior period end outstanding commitments	49,284	55,031	71,693	45,492	75,779
Total mortgage production volume	$124,754	$167,980	$198,123	$164,825	$110,803

Mortgage loan refinances to mortgage loans funded for sale	10%	9%	8%	9%	10%
Realized margin on funded mortgage loans	(0.98)%	(0.94)%	(0.14)%	(1.25)%	(1.10)%
Production revenue as a percentage of production volume	(2.03)%	(1.12)%	(0.14)%	(0.38)%	(3.59)%

Mortgage servicing revenue	$15,369	$15,243	$15,425	$15,000	$14,048
Average outstanding principal balance of mortgage loans serviced for others	20,471,030	20,719,116	20,807,044	21,121,319	18,923,078
Average mortgage servicing revenue rates	0.30%	0.29%	0.30%	0.29%	0.29%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$8,275	$(8,980)	$(8,099)	$(1,711)	$4,373
Gain (loss) on fair value option securities, net	1,031	(203)	(2,158)	(2,962)	(2,568)
Gain (loss) on economic hedge of mortgage servicing rights	9,306	(9,183)	(10,257)	(4,673)	1,805
Gain (loss) on changes in fair value of mortgage servicing rights	(14,356)	8,039	9,261	(6,059)	(2,904)
Loss on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(5,050)	(1,144)	(996)	(10,732)	(1,099)
Net interest revenue (expense) on fair value option securities[4]	(101)	(112)	(232)	187	(118)
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(5,151)	$(1,256)	$(1,228)	$(10,545)	$(1,217)
1    See Reconciliation of Non-GAAP Measures following.
2    Excludes 1 percent excise tax on corporate stock repurchases.
3 Prior period ratios have been adjusted to be consistent with the current period presentation.
4     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Reconciliation of tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$5,142,442	$4,814,019	$4,863,854	$4,874,786	$4,682,649
Less: Goodwill and intangible assets, net	1,104,728	1,110,553	1,113,995	1,117,438	1,120,880
Tangible common equity	4,037,714	3,703,466	3,749,859	3,757,348	3,561,769
Add: Unrealized gain (loss) on investment securities, net	(171,903)	(246,395)	(189,152)	(140,947)	(167,477)
Add: Tax effect on unrealized gain (loss) on investment securities, net	40,430	57,949	44,486	33,149	39,196
Adjusted tangible common equity	$3,906,241	$3,515,020	$3,605,193	$3,649,550	$3,433,488

Total assets	$49,824,830	$48,931,397	$49,237,920	$45,524,122	$47,790,642
Less: Goodwill and intangible assets, net	1,104,728	1,110,553	1,113,995	1,117,438	1,120,880
Tangible assets	$48,720,102	$47,820,844	$48,123,925	$44,406,684	$46,669,762

Tangible common equity ratio	8.29%	7.74%	7.79%	8.46%	7.63%

Adjusted tangible common equity ratio	8.02%	7.35%	7.49%	8.22%	7.36%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$4,933,917	$4,902,119	$4,941,352	$4,837,567	$4,613,929
Less: Average goodwill and intangible assets, net	1,107,949	1,112,217	1,115,652	1,119,123	1,122,680
Average tangible common equity	$3,825,968	$3,789,902	$3,825,700	$3,718,444	$3,491,249

Net Income	82,575	134,495	151,308	162,368	168,429

Return on average tangible common equity	8.56%	14.08%	15.86%	17.71%	19.14%

Reconciliation of pre-provision net revenue:
Net income before taxes	$111,475	$167,735	$195,637	$208,401	$216,256
Provision for expected credit losses	6,000	7,000	17,000	16,000	15,000
Net income (loss) attributable to non-controlling interests	(53)	(16)	328	128	(37)
Pre-provision net revenue	$117,528	$174,751	$212,309	$224,273	$231,293

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Calculation of efficiency ratio and efficiency ratio excluding infrequent items:
Total other operating expense	$384,083	$324,313	$318,673	$305,812	$318,456
Less: Amortization of intangible assets	3,543	3,474	3,474	3,391	3,736
Adjusted total other operating expense	$380,540	$320,839	$315,199	$302,421	$314,720
Less: FDIC special assessment	43,773	—	—	—	—
Less: Expenses related to sale of BOKF Insurance	3,436	—	—	—	—
Adjusted total other operating expense excluding infrequent items	$333,331	$320,839	$315,199	$302,421	$314,720

Net interest revenue	$296,675	$300,896	$322,261	$352,348	$352,626
Tax-equivalent adjustment	2,112	2,214	2,200	2,285	2,287
Tax-equivalent net interest revenue	298,787	303,110	324,461	354,633	354,913
Total other operating revenue	204,883	198,152	209,049	177,865	197,086
Less: Loss on available for sale securities, net	(27,626)	—	(3,010)	—	(3,988)
Adjusted revenue	531,296	501,262	536,520	532,498	555,987
Less: Gain on sale of BOK Financial Insurance	31,007	—	—	—	—
Adjusted revenue excluding infrequent item	$500,289	$501,262	$536,520	$532,498	$555,987

Efficiency ratio	71.62%	64.01%	58.75%	56.79%	56.61%

Efficiency ratio excluding infrequent items	66.63%	64.01%	58.75%	56.79%	56.61%

Information on net interest revenue and net interest margin excluding trading activities:
Net interest revenue	$296,675	$300,896	$322,261	$352,348	$352,626
Less: Trading activities net interest revenue	(3,305)	(7,343)	(3,461)	70	(860)
Net interest revenue excluding trading activities	299,980	308,239	325,722	352,278	353,486
Tax-equivalent adjustment	2,112	2,214	2,200	2,285	2,287
Tax-equivalent net interest revenue excluding trading activities	$302,092	$310,453	$327,922	$354,563	$355,773

Average total earning assets	$44,327,237	$44,012,300	$42,731,533	$40,781,257	$39,285,300
Less: Average trading activities interest-earning assets	5,448,403	5,444,587	4,274,803	3,031,969	3,086,985
Average interest-earning assets excluding trading activities	$38,878,834	$38,567,713	$38,456,730	$37,749,288	$36,198,315

Net interest margin on average interest-earning assets	2.64%	2.69%	3.00%	3.45%	3.54%
Net interest margin on average trading activities interest-earning assets	(0.20)%	(0.49)%	(0.34)%	—%	(0.12)%
Net interest margin on average interest-earning assets excluding trading activities	3.03%	3.14%	3.36%	3.72%	3.84%

Explanation of Non-GAAP Measure
The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities, less intangible assets and equity that does not benefit common shareholders. The adjusted tangible common equity ratio also includes unrealized gains and losses on the investment portfolio. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.

Pre-provision net revenue is a measure of revenue less expenses and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.

The efficiency ratio measures the company's ability to use its assets and manage its liabilities effectively in the current period.

Net interest revenue and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the company's core lending and deposit activities without the associated volatility from trading activities.

LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Commercial:
Healthcare	$4,143,233	$4,083,134	$3,991,387	$3,899,341	$3,845,017
Services	3,576,223	3,566,361	3,585,169	3,563,702	3,431,521
Energy	3,437,101	3,490,602	3,508,752	3,398,057	3,424,790
General business	3,647,212	3,579,742	3,449,208	3,356,249	3,511,171
Total commercial	14,803,769	14,719,839	14,534,516	14,217,349	14,212,499

Commercial real estate:
Multifamily	1,872,760	1,734,688	1,502,971	1,363,881	1,212,883
Industrial	1,475,165	1,432,629	1,349,709	1,309,435	1,221,501
Office	909,442	981,876	1,005,660	1,045,700	1,053,331
Retail	592,632	608,073	617,886	618,264	620,518
Residential construction and land development	95,052	100,465	106,370	102,828	95,684
Other commercial real estate	392,596	383,569	388,205	375,208	402,860
Total commercial real estate	5,337,647	5,241,300	4,970,801	4,815,316	4,606,777

Loans to individuals:
Residential mortgage	2,160,640	2,090,992	1,993,690	1,926,027	1,890,784
Residential mortgages guaranteed by U.S. government agencies	149,807	161,092	186,170	224,753	245,940
Personal	1,453,105	1,510,795	1,552,482	1,566,608	1,601,150
Total loans to individuals	3,763,552	3,762,879	3,732,342	3,717,388	3,737,874

Total	$23,904,968	$23,724,018	$23,237,659	$22,750,053	$22,557,150

LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022

Texas:
Commercial	$7,384,107	$7,249,963	$7,223,820	$7,103,166	$6,878,618
Commercial real estate	1,987,037	1,873,477	1,748,796	1,675,831	1,555,508
Loans to individuals	914,134	961,299	974,911	992,343	982,700
Total Texas	10,285,278	10,084,739	9,947,527	9,771,340	9,416,826

Oklahoma:
Commercial	3,275,907	3,384,627	3,251,547	3,178,934	3,382,577
Commercial real estate	606,515	601,087	573,559	574,708	582,109
Loans to individuals	2,147,782	2,100,974	2,079,311	2,049,472	2,077,124
Total Oklahoma	6,030,204	6,086,688	5,904,417	5,803,114	6,041,810

Colorado:
Commercial	2,273,179	2,219,460	2,179,473	2,148,066	2,149,199
Commercial real estate	769,329	710,552	683,973	646,537	613,912
Loans to individuals	228,257	227,569	223,200	231,368	241,902
Total Colorado	3,270,765	3,157,581	3,086,646	3,025,971	3,005,013

Arizona:
Commercial	1,143,682	1,173,491	1,177,778	1,115,973	1,124,289
Commercial real estate	1,003,331	1,014,151	926,750	881,465	860,947
Loans to individuals	248,873	260,282	242,102	240,556	229,872
Total Arizona	2,395,886	2,447,924	2,346,630	2,237,994	2,215,108

Kansas/Missouri:
Commercial	331,179	307,725	309,148	318,782	310,715
Commercial real estate	511,947	547,708	516,299	489,951	479,968
Loans to individuals	144,958	132,137	138,960	129,580	131,307
Total Kansas/Missouri	988,084	987,570	964,407	938,313	921,990

New Mexico:
Commercial	291,736	297,714	287,443	280,945	263,349
Commercial real estate	389,106	405,989	425,472	449,715	417,008
Loans to individuals	67,485	69,418	64,803	65,770	67,163
Total New Mexico	748,327	773,121	777,718	796,430	747,520

Arkansas:
Commercial	103,979	86,859	105,307	71,483	103,752
Commercial real estate	70,382	88,336	95,952	97,109	97,325
Loans to individuals	12,063	11,200	9,055	8,299	7,806
Total Arkansas	186,424	186,395	210,314	176,891	208,883

TOTAL BOK FINANCIAL	$23,904,968	$23,724,018	$23,237,659	$22,750,053	$22,557,150
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Oklahoma:
Demand	$3,586,091	$4,019,019	$4,273,136	$4,369,944	$4,585,963
Interest-bearing:
Transaction	10,929,704	9,970,955	9,979,534	9,468,100	9,475,528
Savings	500,313	508,619	531,536	564,829	555,407
Time	1,984,336	2,019,749	1,945,916	942,787	794,002
Total interest-bearing	13,414,353	12,499,323	12,456,986	10,975,716	10,824,937
Total Oklahoma	17,000,444	16,518,342	16,730,122	15,345,660	15,410,900

Texas:
Demand	2,306,334	2,599,998	2,876,568	3,154,789	3,873,759
Interest-bearing:
Transaction	5,035,856	5,046,288	4,532,093	4,366,932	4,878,482
Savings	155,652	154,863	162,704	175,012	178,356
Time	492,753	436,218	377,424	321,774	356,538
Total interest-bearing	5,684,261	5,637,369	5,072,221	4,863,718	5,413,376
Total Texas	7,990,595	8,237,367	7,948,789	8,018,507	9,287,135

Colorado:
Demand	1,633,672	1,598,622	1,726,130	1,869,194	2,462,891
Interest-bearing:
Transaction	1,921,605	1,888,026	1,825,295	2,126,435	2,123,218
Savings	67,646	63,129	66,968	72,548	77,961
Time	201,393	185,030	148,840	128,583	135,043
Total interest-bearing	2,190,644	2,136,185	2,041,103	2,327,566	2,336,222
Total Colorado	3,824,316	3,734,807	3,767,233	4,196,760	4,799,113

New Mexico:
Demand	794,467	853,571	912,218	997,364	1,141,958
Interest-bearing:
Transaction	886,089	1,049,903	712,541	674,328	691,915
Savings	95,453	97,753	102,729	111,771	112,430
Time	258,195	217,535	179,548	137,875	133,625
Total interest-bearing	1,239,737	1,365,191	994,818	923,974	937,970
Total New Mexico	2,034,204	2,218,762	1,907,036	1,921,338	2,079,928

Arizona:
Demand	524,167	522,142	592,144	780,051	844,327
Interest-bearing:
Transaction	1,174,715	903,535	800,970	687,527	739,628
Savings	11,636	12,340	14,489	16,993	16,496
Time	41,884	36,689	31,248	27,755	24,846
Total interest-bearing	1,228,235	952,564	846,707	732,275	780,970
Total Arizona	1,752,402	1,474,706	1,438,851	1,512,326	1,625,297

	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Kansas/Missouri:
Demand	326,496	351,236	363,534	393,321	436,259
Interest-bearing:
Transaction	966,166	981,091	1,014,247	1,040,009	694,163
Savings	13,821	14,331	16,316	18,292	20,678
Time	23,955	22,437	16,176	13,061	12,963
Total interest-bearing	1,003,942	1,017,859	1,046,739	1,071,362	727,804
Total Kansas/Missouri	1,330,438	1,369,095	1,410,273	1,464,683	1,164,063

Arkansas:
Demand	25,266	29,635	38,818	42,312	50,180
Interest-bearing:
Transaction	49,966	57,381	43,301	71,158	56,181
Savings	2,564	2,898	3,195	3,228	3,083
Time	9,506	9,559	7,225	4,775	4,825
Total interest-bearing	62,036	69,838	53,721	79,161	64,089
Total Arkansas	87,302	99,473	92,539	121,473	114,269

TOTAL BOK FINANCIAL	$34,019,701	$33,652,552	$33,294,843	$32,580,747	$34,480,705

NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	5.30%	5.43%	5.41%	4.28%	4.06%
Trading securities	5.05%	4.76%	4.50%	4.52%	3.70%
Investment securities, net of allowance	1.42%	1.43%	1.44%	1.46%	1.46%
Available for sale securities	3.27%	3.11%	3.00%	2.87%	2.54%
Fair value option securities	3.57%	4.61%	5.07%	5.17%	4.40%
Restricted equity securities	8.01%	7.88%	7.31%	7.34%	5.70%
Residential mortgage loans held for sale	6.59%	6.27%	5.85%	5.79%	5.56%
Loans	7.36%	7.25%	7.03%	6.67%	5.99%
Allowance for loan losses
Loans, net of allowance	7.45%	7.33%	7.10%	6.74%	6.06%
Total tax-equivalent yield on earning assets	5.64%	5.49%	5.29%	5.06%	4.53%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	3.44%	3.18%	2.60%	1.91%	1.28%
Savings	0.53%	0.47%	0.21%	0.10%	0.08%
Time	4.13%	3.96%	3.27%	1.95%	1.25%
Total interest-bearing deposits	3.43%	3.17%	2.56%	1.83%	1.22%
Funds purchased and repurchase agreements	4.79%	4.81%	4.58%	3.33%	2.05%
Other borrowings	5.55%	5.48%	5.12%	4.73%	4.08%
Subordinated debt	7.09%	7.02%	6.79%	6.40%	6.16%
Total cost of interest-bearing liabilities	3.98%	3.81%	3.27%	2.43%	1.57%
Tax-equivalent net interest revenue spread	1.66%	1.68%	2.02%	2.63%	2.96%
Effect of noninterest-bearing funding sources and other	0.98%	1.01%	0.98%	0.82%	0.58%
Tax-equivalent net interest margin	2.64%	2.69%	3.00%	3.45%	3.54%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$81,529	$41,836	$36,753	$37,247	$41,034
Energy	17,843	19,559	20,037	127	1,399
Services	3,616	2,820	4,541	8,097	16,228
General business	7,143	6,483	11,946	8,961	1,636
Total commercial	110,131	70,698	73,277	54,432	60,297

Commercial real estate	7,320	7,418	17,395	21,668	16,570

Loans to individuals:
Permanent mortgage	18,056	30,954	29,973	29,693	29,791
Permanent mortgage guaranteed by U.S. government agencies	9,709	10,436	11,473	14,302	15,005
Personal	253	79	133	200	134
Total loans to individuals	28,018	41,469	41,579	44,195	44,930

Total nonaccruing loans	$145,469	$119,585	$132,251	$120,295	$121,797
Accruing renegotiated loans guaranteed by U.S. government agencies[1]	—	—	—	—	163,535
Real estate and other repossessed assets	2,875	3,753	4,227	12,651	14,304
Total nonperforming assets	$148,344	$123,338	$136,478	$132,946	$299,636
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$138,635	$112,902	$125,005	$118,644	$121,096

Accruing loans 90 days past due[2]	$170	$64	$220	$76	$510

Gross charge-offs	$5,007	$10,593	$8,049	$3,667	$17,807
Recoveries	(911)	(4,062)	(1,346)	(2,898)	(2,301)
Net charge-offs (recoveries)	$4,096	$6,531	$6,703	$769	$15,506

Provision for loan losses	$9,105	$15,931	$19,957	$14,525	$9,442
Provision for credit losses from off-balance sheet unfunded loan commitments	(3,627)	(7,336)	(3,003)	2,024	4,609
Provision for expected credit losses from mortgage banking activities	530	(1,474)	78	(488)	1,003
Provision for credit losses related to held-to maturity (investment) securities portfolio	(8)	(121)	(32)	(61)	(54)
Total provision for credit losses	$6,000	$7,000	$17,000	$16,000	$15,000

	Three Months Ended
	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023	Dec. 31, 2022
Allowance for loan losses to period end loans	1.16%	1.15%	1.13%	1.10%	1.04%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.36%	1.37%	1.39%	1.37%	1.31%
Nonperforming assets to period end loans and repossessed assets	0.62%	0.52%	0.59%	0.58%	1.33%
Net charge-offs (annualized) to average loans	0.07%	0.11%	0.12%	0.01%	0.28%
Allowance for loan losses to nonaccruing loans[2]	204.13%	249.31%	217.52%	235.36%	220.71%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[2]	240.20%	297.50%	267.15%	294.74%	277.76%
1    The Company adopted FASB Accounting Standards Update No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminates designation of these loans as troubled debt restructurings effective January 1, 2023.
2    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended		4Q23 vs 3Q23		Year Ended		2023 vs 2022
	Dec. 31, 2023	Sep. 30, 2023	$ change	% change	Dec. 31, 2023	Dec. 31, 2022	$ change	% change
Commercial Banking
Net interest revenue	$250,651	$254,464	$(3,813)	(1.5)%	$1,032,371	$744,449	$287,922	38.7%
Fees and commissions revenue	60,937	57,858	3,079	5.3%	234,334	233,873	461	0.2%
Combined net interest and fee revenue	311,588	312,322	(734)	(0.2)%	1,266,705	978,322	288,383	29.5%
Other operating expense	80,430	81,751	(1,321)	(1.6)%	312,794	289,243	23,551	8.1%
Corporate expense allocations	18,020	17,834	186	1.0%	74,976	67,278	7,698	11.4%
Net income	159,046	157,930	1,116	0.7%	664,461	461,536	202,925	44.0%

Average assets	29,324,296	28,849,597	474,699	1.6%	28,630,716	29,084,957	(454,241)	(1.6)%
Average loans	19,928,574	19,645,259	283,315	1.4%	19,374,791	17,553,398	1,821,393	10.4%
Average deposits	15,471,827	15,098,038	373,789	2.5%	15,311,654	18,323,412	(3,011,758)	(16.4)%

Consumer Banking
Net interest revenue	$114,396	$112,608	$1,788	1.6%	$449,776	$158,249	$291,527	184.2%
Fees and commissions revenue	30,075	30,715	(640)	(2.1)%	123,732	121,926	1,806	1.5%
Combined net interest and fee revenue	144,471	143,323	1,148	0.8%	573,508	280,175	293,333	104.7%
Other operating expense	55,079	54,497	582	1.1%	212,114	209,210	2,904	1.4%
Corporate expense allocations	12,705	11,920	785	6.6%	48,565	44,965	3,600	8.0%
Net income	53,695	58,009	(4,314)	(7.4)%	222,719	5,889	216,830	3,681.9%

Average assets	9,342,840	9,379,478	(36,638)	(0.4)%	9,561,512	10,230,437	(668,925)	(6.5)%
Average loans	1,877,303	1,812,606	64,697	3.6%	1,800,320	1,688,697	111,623	6.6%
Average deposits	7,890,032	7,936,186	(46,154)	(0.6)%	8,014,159	8,763,046	(748,887)	(8.5)%

Wealth Management
Net interest revenue	$41,643	$36,437	$5,206	14.3%	$181,538	$161,597	$19,941	12.3%
Fees and commissions revenue	119,872	123,614	(3,742)	(3.0)%	475,447	339,538	135,909	40.0%
Combined net interest and fee revenue	161,515	160,051	1,464	0.9%	656,985	501,135	155,850	31.1%
Other operating expense	96,275	89,367	6,908	7.7%	352,540	312,377	40,163	12.9%
Corporate expense allocations	14,198	14,331	(133)	(0.9)%	53,463	50,241	3,222	6.4%
Net income	62,690	43,029	19,661	45.7%	215,483	106,020	109,463	103.2%

Average assets	14,879,450	14,740,641	138,809	0.9%	13,570,153	16,209,684	(2,639,531)	(16.3)%
Average loans	2,154,416	2,219,829	(65,413)	(2.9)%	2,201,614	2,166,231	35,383	1.6%
Average deposits	8,085,643	7,886,962	198,681	2.5%	7,739,490	8,491,377	(751,887)	(8.9)%
Fiduciary assets	59,798,693	56,380,009	3,418,684	6.1%	59,798,693	56,060,496	3,738,197	6.7%
Assets under management or administration	104,736,999	99,004,179	5,732,820	5.8%	104,736,999	99,735,040	5,001,959	5.0%